                                                                      EXHIBIT 12


PARKER DRILLING COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollar amounts in thousands)

                                                     Year Ended August 31,                          Six Months Ended February 28,
                                ----------------------------------------------------------------   -------------------------------
                                                                                       Pro Forma                         Pro Forma
                                  1993       1994       1995       1996       1997       1997        1997       1998        1998
                                --------   --------   --------   --------   --------   ---------   --------   --------   ---------
Income from continuing
  operations before provision
  for income taxes per
  statement of income           $(11,024)  $(26,919)   $7,100     $8,567     $23,556    $14,500     $ 4,827    $34,267    $35,562

Add
  Interest on indebtedness            53         11        88        135      31,494     53,965      11,620     23,686     27,077
  Amortization of debt expense
    and premium/discount             --         --        --         --        1,357      2,249         487      1,092      1,092
                                --------   --------    ------     ------     -------    -------     -------    -------    -------
Adjusted income                 $(10,971)  $(26,908)   $7,188     $8,702     $56,407    $70,714     $16,934    $59,045    $63,731
                                ========   ========    ======     ======     =======    =======     =======    =======    =======

Fixed charges
  Interest expense                    53         11        88        135      31,494     53,965      11,620     23,686     27,077
  Amortization of debt expense
    and premium/discount             --         --        --         --        1,357      2,249         487      1,092      1,092
                                --------   --------    ------     ------     -------    -------     -------    -------    -------
Fixed charges                   $     53   $     11    $   88     $  135     $32,851    $56,214     $12,107    $24,778    $28,169
                                ========   ========    ======     ======     =======    =======     =======    =======    =======

Ratio of earnings to fixed
  charges                            --         --      81.68      64.46        1.72       1.26        1.40       2.38       2.26
                                ========   ========    ======     ======     =======    =======     =======    =======    =======